Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 30, 2017, Proto Labs, Inc. (the “Company”) acquired Rapid Manufacturing Group, LLC (“RAPID”) for $121.8 million consisting of $110.5 million in cash and $11.3 million in the Company’s stock.

The following unaudited pro forma condensed combined financial statements are based on the Company's historical consolidated financial statements and RAPID’s historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of RAPID and the related financing transactions. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and the twelve months ended December 31, 2016 give effect to these transactions as if they had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to these transactions as if they had occurred on September 30, 2017.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and RAPID’s historical information included herein.

Proto Labs, Inc.
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2017
(In thousands)
(Unaudited)

	Proto Labs, Inc.	Rapid Manufacturing Group, LLC	Pro Forma Adjustments	Notes	Pro Forma Combined

Assets
Current assets
Cash and cash equivalents	$119,283	$4,189	$(117,163)	(k)	$6,309
Short-term marketable securities	53,201	-	-		53,201
Accounts receivable, net	46,276	5,339	-		51,615
Inventory	9,789	553	-		10,342
Prepaid expenses and other current assets	6,280	513	658	(d)	7,451
Total current assets	234,829	10,594	(116,505)		128,918
Property and equipment, net	153,512	4,498	4,699	(e)	162,709
Goodwill	28,916	-	100,836	(g)	129,752
Other intangible assets, net	2,261	-	7,230	(f)	9,491
Long-term marketable securities	55,351	-	-		55,351
Other long-term assets	2,701	103	-		2,804
Total assets	$477,570	$15,195	$(3,740)		$489,025

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$13,130	$804	-		$13,934
Accrued compensation	11,366	843	-		12,209
Accrued liabilities and other	7,463	83	-		7,546
Income taxes payable	3,804	145	(1,495)	(l)	2,454
Current portion of long-term debt obligations	-	1,549	(1,549)	(a)	-
Total current liabilities	35,763	3,424	(3,044)		36,143
Long-term deferred tax liabilities	7,721	85	1,529	(l)	9,335
Long-term debt obligations	-	3,629	(3,629)	(a)	-
Other long-term liabilities	4,247	-	-		4,247
Total liabilities	47,731	7,138	(5,144)		49,725

Total shareholders' equity	429,839	8,057	1,404	(h)	439,300
Total liabilities and shareholders' equity	$477,570	$15,195	$(3,740)		$489,025

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Proto Labs, Inc.
Pro Forma Condensed Combined Statements of Operations
Nine Months Ended September 30, 2017
(In thousands, except share and per share amounts)
(Unaudited)

	Proto Labs, Inc.	Rapid Manufacturing Group, LLC	Pro Forma Adjustments	Notes	Pro Forma Combined

Statements of Operations:
Revenue	$250,312	$34,247	-		$284,559
Cost of revenue	109,358	16,463	(343)	(e)	125,478
Gross profit	140,954	17,784	343		159,081
Operating expenses
Marketing and sales	41,463	3,779	-		45,242
Research and development	17,784	1,236	-		19,020
General and administrative	28,256	8,367	980	(b) (c) (e) (f)	37,603
Total operating expenses	87,503	13,382	980		101,865
Income from operations	53,451	4,402	(637)		57,216
Other income (expense), net	1,779	(131)	-		1,648
Income before income taxes	55,230	4,271	(637)		58,864
Provision for income taxes	17,724	111	1,056	(j)	18,891
Net income	$37,506	$4,160	$(1,693)		$39,973

Net income per share:
Basic	$1.41				$1.50
Diluted	$1.40				$1.49

Shares used to compute net income per share:
Basic	26,600,174		118,140	(i)	26,718,314
Diluted	26,716,553		118,140	(i)	26,834,693

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Proto Labs, Inc.
Pro Forma Condensed Combined Statements of Operations
Year Ended December 31, 2016
(In thousands, except share and per share amounts)
(Unaudited)

	Proto Labs, Inc.	Rapid Manufacturing Group, LLC	Pro Forma Adjustments	Notes	Pro Forma Combined

Statements of Operations:
Revenue	$298,055	$38,579			$336,634
Cost of revenue	131,118	19,289	(387)	(e)	150,020
Gross profit	166,937	19,290	387		186,614
Operating expenses
Marketing and sales	46,131	3,574			49,705
Research and development	22,388	1,755			24,143
General and administrative	36,651	11,095	1,768	(c) (e) (f)	49,514
Total operating expenses	105,170	16,424	1,768		123,362
Income from operations	61,767	2,866	(1,381)		63,252
Other income (expense), net	2,454	(241)	-		2,213
Income before income taxes	64,221	2,625	(1,381)		65,465
Provision for income taxes	21,514	95	320	(j)	21,929
Net income	$42,707	$2,530	$(1,701)		$43,536

Net income per share:
Basic	$1.62				$1.64
Diluted	$1.61				$1.63

Shares used to compute net income per share:
Basic	26,365,173		118,140	(i)	26,483,313
Diluted	26,564,639		118,140	(i)	26,682,779

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Note 1 – Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of RAPID’s assets acquired and liabilities assumed and conformed the accounting policies of RAPID to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of RAPID as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2 – Financing Transactions

The Company acquired RAPID for approximately $110.5 million in cash (net of cash acquired) and $11.3 million in the Company’s stock. The equity portion of the purchase price was calculated using the Company’s share price of $95.95 as of November 29, 2017.

Note 3 – Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of RAPID’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Assets acquired:
Current assets	$6,720
Goodwill	100,836
Other intangible assets	7,230
Other long-term assets	9,235
Total assets acquired	124,021

Liabilities assumed:
Current liabilities	2,067
Other long-term liabilities	85
Total liabilities assumed	2,152
Net assets acquired	$121,869

Cash paid	$115,288
Cash acquired	(4,755)
Net cash consideration	110,533
Equity portion of purchase price	11,336
Total purchase consideration	$121,869

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, customer relationships and non-competition agreements as well as goodwill and (3) other changes to assets and liabilities.

Note 4 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Represents the effects of extinguishing RAPID’s outstanding debt upon completion of the acquisition.

(b)	Represents the elimination of nonrecurring transaction costs incurred during the nine-month period ended September 30, 2017 of $0.3 million that are directly related to the acquisition of RAPID.

(c)

Represents the effects of new stock options and restricted stock units granted to eight key employees in connection with the business combination, resulting in a $0.3 million increase in the annual compensation for these executives. Accordingly, adjustments of $0.2 million for the nine months ended September 30, 2017 and $0.3 million for the year ended December 31, 2016 are reflected in the pro forma statements of operations.

(d)	Represents the working capital adjustments reflected in the purchase price as of the acquisition date.

(e)

Represents the adjustment of $4.7 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $9.2 million. The estimated useful lives range from 3 to 39 years. The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition, and location of RAPID’s property, plant and equipment. The following table summarizes the changes in the estimated depreciation expense (in thousands):

	Nine Months Ended	Year Ended
	September 30, 2017	December 31, 2016

Estimated depreciation expense	$1,135	$1,513
Historical depreciation expense	1,539	1,968
Pro forma adjustments to depreciation expense	$(404)	$(455)

(f)

Represents the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including trade names, customer relationships and non-competition agreements. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. The following table summarizes the estimated fair values of RAPID’s identifiable intangible assets and their estimated useful lives (in thousands):

			Nine Months Ended	Year Ended
	Estimated Fair	Estimated Useful	September 30, 2017	December 31, 2016
	Value	Life in Years	Amortization Expense	Amortization Expense

Trade names	$1,040	2.0	$390	$520
Customer Relationships	6,120	6.0	765	1,020
Non-competition agreements	70	5.0	11	14
	$7,230		$1,166	$1,554
Historical amortization expense			2	18
Pro forma adjustment to amortization expense			$1,164	$1,536

(g)	Represents the adjustment to record goodwill associated with the acquisition of $100.8 million as shown in Note 3.

(h)	Represents the elimination of the historical equity of RAPID and the issuance of common shares to finance the acquisition, as follows (in thousands):

Net equity proceeds from the issuance of 118,140 common shares	$11,336
Less: historical RAPID shareholders' equity as of September 30, 2017	8,057
Less: transaction costs paid in connection with the acquisition	1,875
Pro forma adjustment to shareholders' equity	$1,404

(i)	Represents the increase in the weighted average shares in connection with the issuance of 118,140 Company common shares in the acquisition.

(j)

Represents the adjusted income tax effect on RAPID's income before taxes, as RAPID had only a state tax provision as a limited liability corporation entity, and the net impact of the pro forma adjustments noted above. Effective tax rates of 32.1 and 33.4 percent were used for the nine months ended September 30, 2017 and year ended December 31, 2016, respectively.

(k)	Represents cash paid in the amount of $115.3 million in connection with the RAPID acquisition and cash paid in the amount of $1.9 million for transaction costs.

(l)

Represents the adjustment to deferred tax liabilities resulting from the RAPID acquisition.  The estimated increase in deferred tax liabilities was calculated using an effective tax rate of 32.1 percent.  This estimate of deferred income tax balances is preliminary and subject to change based on management's final determination of the fair value of assets acquired and liabilities assumed.